                                                                 EXHIBIT h(1)(c)

                                    AMENDMENT
                                       TO
                    SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

     This Amendment to the Sub-Transfer Agency and Service Agreement (the "Amendment") is made as of the 1st day of October, 2008 by and between NYLIM Service Company LLC ("Transfer Agent") and Boston Financial Data Services, Inc. ("Sub-Transfer Agent").

     WHEREAS, the parties hereto have entered into a Sub-Transfer Agency and Service Agreement dated as of October 1, 2005, which was amended on June 18, 2007 (collectively, the "Agreement");

     WHEREAS, pursuant to Section 15.1 of the Agreement, the parties wish to amend the Agreement;

     NOW, THEREFORE, notwithstanding anything to the contrary contained in the above-cited Agreement, and for good and adequate consideration, the receipt of which is hereby acknowledged, the Transfer Agent and Sub-Transfer Agent agree that the Agreement is hereby amended as follows:

     1. Section 1.1 (Terms of Appointment; Duties - Sub-Transfer Agency Services). Section 1.1 is hereby amended to add the following provisions;

          (p) pursuant to instructions provided by Shareholders, reinvest income dividends and capital gains distributions in additional Shares of the Funds.

     2. Section 1.2 (Additional Services). Section 1.2 is hereby amended to add the following provision:

          (g) Off-NAV Processing. Utilize a system to identify all share transactions which involve purchase, redemption and repurchase orders that are processed at a time other than the time of the computation of NAV per share next computed after receipt of such orders, and shall compute the net effect upon the Funds of such transactions so identified on a daily and cumulative basis.

     3. Section 3.1 (Fee Schedule). Section 3.1 to the Agreement is hereby deleted in its entirety and replaced with the following Section 3.1:

          3.1 Fee Schedule. For the performance the Sub-Transfer Agent pursuant to this Agreement, the Transfer Agent agrees to pay the Sub-Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and out-of-pocket expenses may be changed from time to time subject to mutual written agreement between the Transfer Agent and the Sub-Transfer Agent.

     4. Section 3.4 (Cost of Living Adjustment). Section 3.4 of the Agreement is hereby deleted in its entirety.

     5. Section 8.3 (As-of Adjustments). The following Section 8.3 is hereby added to the Agreement.

          8.3  As-of Adjustments.

          (a) Notwithstanding anything herein to the contrary, with respect to "as of" adjustments, the Sub-Transfer Agent will not assume one hundred percent (100%) responsibility for losses resulting from "as ofs" due to clerical errors or misinterpretations of shareholder instructions, but the Sub-Transfer Agent will discuss with the Transfer Agent the Sub-Transfer Agent's accepting liability for an "as of" on a case-by-case basis and, subject to the limitation set forth in Section 9, will accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is "material," as hereinafter defined, and, under the particular facts at issue, the Sub-Transfer Agent's conduct was culpable and the Sub-Transfer Agent's conduct is the sole cause of the loss. A loss is "material" for purposes of this Section 8.3 when it results in a pricing error on a particular transaction which equals or exceeds one full cent ($.01) per Share times the number of Shares outstanding or such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time.

          (b) If the net effect of the "as of" transactions that are determined to be caused solely by the Sub-Transfer Agent is negative and exceeds the above limit, then the Sub-Transfer Agent shall promptly contact the Transfer Agent. The Sub-Transfer Agent will work with the Transfer Agent to determine what, if any, impact the threshold break has on the Fund's Net Asset Value and what, if any, further action is required. These further actions may include but are not limited to, the Fund re-pricing the affected day(s), the Sub-Transfer Agent re-processing, at its expense, all affected transactions in the Fund that took place during the period or a payment to the Transfer Agent. The Transfer Agent agrees to work in good faith with the Sub-Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Fund agrees to re-price the affected day(s) and to allow the Sub-Transfer Agent to re-process the affected transactions. When such re-pricing and re-processing is not possible, and when the Sub-Transfer Agent must contribute to the settlement of a loss, the Sub-Transfer Agent's responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all Shares owned by the affected Portfolio (i.e., on the basis of the value of the Shares of the total Portfolio, including all classes of that Portfolio, not just those of the affected class) and the Sub-Transfer Agent will make such account adjustments and take such other action as is necessary to compensate Shareholders for Shareholder losses and reimburse the Fund for the amount of Fund losses in accordance with the foregoing standards. If the Transfer Agent contributes to the settlement of a loss, the amount paid by the Transfer Agent shall be deducted from the amount of any accumulated losses calculated in the fiscal year monitoring process described below.

          (c) The Sub-Transfer Agent will monitor all Portfolios across Share classes to determine the accumulated gain or loss effect of "as-of trades" caused solely by the Sub-Transfer Agent. At the fiscal year end of each Portfolio, if the Portfolio has an accumulated loss across Share classes that is attributed to the Sub-Transfer Agent, then the Sub-Transfer Agent shall pay to the Fund the amount of such loss in excess of $.01 per Share calculated on the basis of the total value of all Shares owned by the affected Portfolio (i.e., on the basis of the value of the Shares of the total Portfolio, including all classes of that Portfolio, not just those of the affected class). If at the end of the fiscal year, a Portfolio has accumulated a gain across Share classes, that gain will remain with the Fund.

     6. Section 12.1 (Term). Section 12.1 is hereby deleted in its entirety and replaced it with the following:

          12.1 Term. The term of this Agreement (the "Term") shall be three (3) years effective October 1, 2008 through September 20, 2011, unless terminated pursuant to the provisions of this Section 12. Unless a terminating party gives written notice to the other party one hundred and twenty (120) days before the expiration of the Term or any Renewal Term, this Agreement will renew automatically from year to year (each such year-to-year renewal term a "Renewal Term"). One hundred and twenty (120) days before the expiration of the Term or Renewal Term, the parties to this Agreement will agree upon a Fee Schedule for the upcoming Term or Renewal Term. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of deconversion. All references in this Agreement to "Initial Term" shall be replaced with "Term."

     7. Schedule 3.1 (Fees). Schedule 3.1 is hereby deleted in its entirety and replaced with the Schedule 3.1 attached hereto.

     8. Schedule A (Funds). Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

     9. All defined terms and definitions in the Agreement shall be the same in this amendment (the "Amendment") except as specifically revised by this Amendment.

     10. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

                                    * * * * *

     IN WITNESS WHEREOF, the Transfer Agent and Sub-Transfer Agent have executed this Amendment as of the date first written above and thereby have made it an integral part of the Agreement.

BOSTON FINANCIAL                        NYLIM SERVICE COMPANY LLC
DATA SERVICES, INC.


By:    /s/ Richard J. Ahl               By:    /s/ Robert E. Brady
       ------------------------------          ---------------------------------
Name:  Richard J. Ahl                   Name:  Robert E. Brady
Title: Senior Vice President            Title: President

                                   SCHEDULE A

                                      FUNDS

MainStay 130/30 Core Fund
MainStay 130/30 Growth Fund
MainStay 130/30 High Yield Fund
MainStay 130/30 International Fund
MainStay All Cap Growth Fund
MainStay Balanced Fund
MainStay Capital Appreciation Fund
MainStay Cash Reserves Fund
MainStay Common Stock Fund
MainStay Conservative Allocation Fund
MainStay Convertible Fund
MainStay Diversified Income Fund
MainStay Equity Index Fund
MainStay Floating Rate Fund
MainStay Global High Income Fund
MainStay Government Fund
MainStay Growth Allocation Fund
MainStay Growth Equity Fund
MainStay High Yield Corporate Bond Fund
MainStay ICAP Equity Fund
MainStay ICAP Global Fund
MainStay ICAP International Fund
MainStay ICAP Select Equity Fund
MainStay Income Manager Fund
MainStay Indexed Bond Fund
MainStay Institutional Bond Fund
MainStay Intermediate Term Bond Fund
MainStay International Equity Fund
MainStay Large Cap Growth Fund
MainStay Large Cap Opportunity Fund
MainStay MAP Fund
MainStay Mid Cap Growth Fund
MainStay Mid Cap Opportunity Fund
MainStay Mid Cap Value Fund
MainStay Moderate Allocation Fund
MainStay Moderate Growth Allocation Fund
MainStay Money Market Fund
MainStay Principal Preservation Fund
MainStay Retirement 2010 Fund
MainStay Retirement 2020 Fund
MainStay Retirement 2030 Fund
MainStay Retirement 2040 Fund
MainStay Retirement 2050 Fund
MainStay S&P 500 Index Fund
MainStay Short-Term Bond Fund
MainStay Small Cap Growth Fund
MainStay Small Cap Opportunity Fund
MainStay Small Cap Value Fund
MainStay Tax Free Bond Fund
MainStay Total Return Fund
MainStay Value Fund

                                                                      SCHEDULE A

BOSTON FINANCIAL                        NYLIM SERVICE COMPANY LLC
DATA SERVICES, INC.


By:    /s/ Richard J. Ahl               By:    /s/ Robert E. Brady
       ------------------------------          ---------------------------------
Name:  Richard J. Ahl                   Name:  Robert E. Brady
Title: Senior Vice President            Title: President

                                  SCHEDULE 3.1
                                FEES AND EXPENSES
           Effective date: October 1, 2008 through September 30, 2011

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

ANNUAL ACCOUNT SERVICE FEES:

          For the first 1,000,000 accounts*:

          Matrix Level 3 Accounts              $7.49/account

          Non-Matrix Level 3 Accounts          $9.63/account

* All Accounts Serviced in excess of 1,000,000 will be discounted by $0.50 per Account.

Transaction Fees:

          ACH Transaction                      $0.64/transaction

          Check-writing item                   $1.23/check

Other Fees:

          Complex Base Fee                     $1,100,000/year

Complex Base Fee:

     - The following out-of-pocket and service fees have been reduced and bundled into the Complex Base Fee noted above:

               (i)  Fund Minimums (see note below).

               (ii) TA2000 Voice Fees. (Any related out of pocket charges as such as AT&T long distance, advanced features, etc. would continue to be invoiced).

               (iii) Remote access to COOL Technology.

               (iv) COMMFEE charges.

               (v)  Average Cost charges.

               (vi) Fan Web charges. (Any Fan Web Development charges would continue to be billed as an Out-of-Pocket charge.)

               (vii) Patriot Act / AML charges.

               (viii) Regulatory Compliance charges billed per CUSIP.

               (ix) Compliance Plus charge.

                                                                    SCHEDULE 3.1

                                  SCHEDULE 3.1
                                FEES AND EXPENSES
                                   (CONTINUED)

     - The Complex Base Fee covers the first 300 CUSIPS, therefore eliminating the Sub-Transfer Agent's Fund Minimum charge. However, should the Transfer Agent exceed 300 CUSIPS, the Sub-Transfer Agent will increase the Complex Base Fee in increments of $50,000/year to cover additional blocks of 50 CUSIPS. (New fund implementation charges would still apply.)

Dedicated Programmers. The Sub-Transfer Agent will provide the Transfer Agent with the equivalent of (2) Dedicated Programmers at no charge. Excess programming hours (if applicable) would continue to be billed at the then current rates.

Sales Connect. If the Transfer Agent elects to utilize Sales Connect, the Sub-Transfer Agent will waive the $50,000 implementation fee and $180,000/year in on-going charges. In order for the foregoing to apply, the Transfer Agent must provide the Sub-Transfer Agent's affiliate, DST Systems, Inc., with a complete and accurate listing of all proprietary dealer office locations and sales agents, including trading IDs, in a mutually agreeable format and frequency.

DDA Balance Earnings Credits: The parties acknowledge that the Transfer Agent and the Funds have received certain fee concession from the Sub-Transfer Agent in the terms of this Schedule 3.1. Accordingly, as part of the overall fee arrangement and in lieu of additional fees, the Sub-Transfer Agent shall retain up to the first $1 million in DDA balance earnings credits received, per year, on the DDAs maintained by the Sub-Transfer Agent in connection with performing the services for the Transfer Agent and the Funds under this Agreement. The DDA balance earnings credits per year calculation shall be based on the contract term cycle of October 1st through September 30th rather than on a calendar year. Any balance earnings credits in excess of $1 million received on such DDAs shall be divided equally between the Sub-Transfer Agent and the Funds.

Out-of-Pocket Expenses: Billed as incurred in accordance with Section 3.2 of the Agreement. Out-of-pocket expenses, including but are not limited to confirmation production, postage, forms, telephone, microfilm, mailing and tabulating proxies, records storage and advances incurred by the Sub-Transfer Agent. The Transfer Agent will pay a flat fee of $20,000/month for reports stored on COOL in lieu of paying Microfiche charges.

BOSTON FINANCIAL                               NYLIM SERVICE COMPANY LLC
DATA SERVICES, INC.


By:    /s/ Richard J. Ahl                      By:    /s/ Richard E. Brady
       -------------------------------------          --------------------------
Name:  Richard J. Ahl                          Name:  Robert E. Brady
       -------------------------------------          --------------------------
Title: Senior Vice President                   Title: President
       -------------------------------------          --------------------------